Exhibit 99.1

Investor Relations Contact:	Media Contact:
Jason Starr	David Fonkalsrud
Equinix, Inc.	K/F Communications, Inc.
(650) 513-7402	(415) 255-6506
jstarr@equinix.com	dave@kfcomm.com

FOR IMMEDIATE RELEASE

EQUINIX PRICES $75 MILLION OF 2.5% CONVERTIBLE SUBORDINATED

DEBENTURES

Foster City, CA—February 5, 2004 – Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that it has agreed to privately place $75 million in aggregate principal of 2.5% Convertible Subordinated Debentures due 2024 to qualified institutional buyers pursuant to Rule 144A. The Company has also granted the initial purchasers of the debentures a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the debentures. The sale of the debentures is expected to close on February 11, 2004, subject to certain closing conditions.

Equinix intends to use the net proceeds from this offering to redeem its 13% senior notes, to repay amounts outstanding under its credit facility and two other debt facilities and to provide for working capital and capital expenditures.

The debentures will be the Company’s general unsecured obligations and will be subordinated in right of payment to all of its existing and future senior debt. The debentures will bear interest at a rate of 2.5% per annum, payable semi-annually, beginning August 15, 2004. The debentures will be convertible at the option of the holder, upon the occurrence of certain specified events prior to maturity, into 25.3165 shares of common stock of Equinix per $1,000 principal amount of debentures, subject to adjustment in certain circumstances. This conversion ratio represents an initial conversion price of approximately $39.50 per share, which is a premium of approximately 34% over the last trade of the Company’s common stock on February 5, 2004, which was $29.50 per share.

Equinix may redeem all or a portion of the debentures at any time after February 15, 2009 at a redemption price equal to 100% of the principal amount of the debentures plus any accrued and unpaid interest to, but excluding, the date fixed for redemption. Holders of the debentures will have the right to require Equinix to purchase all or a portion of their debentures on February 15, 2009, February 15, 2014 and February 15, 2019 at a purchase price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The convertible subordinated debentures and the shares of Equinix common stock issuable upon the conversion of the debentures will not be registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s 14 Internet Business Exchange™ (IBX®) centers in five countries, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

This press release contains certain statements relating to Equinix ‘s intention to offer convertible subordinated debentures, the intended use of the proceeds from such offering, and the anticipated terms of said debentures, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. There can be no assurances that Equinix will complete the offering on the anticipated terms or at all. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, including market and other conditions. More detailed information about these and other factors is set forth in Equinix ‘s Annual Report on Form 10-K and in other reports which the Company from time to time files with the Securities and Exchange Commission, available publicly on the SEC’s Web site, http://www.sec.gov.

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